As filed with the Securities and Exchange Commission on December 12, 2007

Registration No. 333- 143256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medco Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3461740
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

(Address of principal executive offices)

Medco Health Solutions, Inc. 2007 Employee Stock Purchase Plan

(Full title of the Plan(s))

David S. Machlowitz

Senior Vice President, General Counsel & Secretary

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

(Name and address of agent for service)

(201) 269-3400

(Telephone number, including area code, of agent for service)

AMENDMENT TO S-8 FILED ON MAY 25, 2007

The shares registered hereunder on May 25, 2007 to be issued pursuant to the 2007 Employee Stock Purchase Plan (“Plan”) were expected to be taken from a reserve of treasury shares. Accordingly, an opinion of counsel regarding the validity of newly issued shares was not included in the filing. The Registrant has determined that it is desirable to use newly issued shares. Accordingly, this amendment has been filed to: (i) include an opinion with respect to the validity of the Common Stock as exhibit 5.1 (the “Legality Opinion”); (ii) update Item 5 to disclose that the validity of the Common Stock will be passed upon for the Registrant by an officer of the Registrant; and (iii) update Item 8 and the exhibit index to reflect the filing of the Legality Opinion and the filing of a new consent of PricewaterhouseCoopers. In addition, the Registrant has updated Item 3 to incorporate by reference certain documents filed with the Commission since May 25, 2007 and to exclude information that is merely furnished and not filed with the U.S. Securities and Exchange Commission (the “Commission”). Other than as set forth above, no amendments have been made to the Form S-8 filed on May 25, 2007.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(a) The Registrant’s annual report on Form 10-K filed on February 22, 2007 for its fiscal year ended December 30, 2006;

(b) The Registrant’s current reports on Form 8-K filed on January 30, February 23, May 30, August 28, September 25, October 9, November 1 (except for information furnished pursuant to Item 2.02), November 21, November 29, December 3, 2007 and Form 8-K/A filed on December 12, 2007; and

(c) The Registrant’s quarterly reports on Form 10-Q filed on May 2, July 27 and November 1, 2007;

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 12, 2007;

(e) The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed August 7, 2003 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our current reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock will be passed upon for the Registrant by David S. Machlowitz, Senior Vice President, General Counsel and Secretary of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s amended and restated certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted by law, the Registrant will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was a director or officer of the Registrant, or serves or served as a director or officer of any other enterprise at the Registrant’s request. The Registrant will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Any amendment of this provision of the bylaws will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

The Registrant has obtained policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to its directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion and Consent of David S. Machlowitz, Senior Vice President, General Counsel and Secretary

23.1	Consent of PricewaterhouseCoopers LLP

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Medco Health Solutions, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Franklin Lakes, County of Bergen, State of New Jersey, on December 12, 2007.

MEDCO HEALTH SOLUTIONS, INC.

By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David B. Snow, Jr.	Chairman of the Board and	December 12, 2007
David B. Snow, Jr.	Chief Executive Officer

/s/ JoAnn A. Reed	Senior Vice President, Finance and	December 12, 2007
JoAnn A. Reed	Chief Financial Officer
(Principal Financial Officer)

/s/ Richard J. Rubino	Senior Vice President and Controller	December 12, 2007
Richard J. Rubino	(Principal Accounting Officer)

/s/ Howard W. Barker, Jr. Howard W. Barker, Jr.	Director	December 12, 2007

John L. Cassis	Director	December 12, 2007

/s/ Michael Goldstein, C.P.A. Michael Goldstein, C.P.A.	Director	December 12, 2007

Charles M. Lillis, Ph.D.	Director	December 12, 2007

/s/ Myrtle S. Potter Myrtle S. Potter	Director	December 12, 2007

/s/ William L. Roper, MD, MPH William L. Roper, MD, MPH	Director	December 12, 2007

/s/ David D. Stevens David D. Stevens	Director	December 12, 2007

/s/ Blenda J. Wilson, Ph.D. Blenda J. Wilson, Ph.D.	Director	December 12, 2007

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion and Consent of David S. Machlowitz, Senior Vice President, General Counsel and Secretary

23.1	Consent of PricewaterhouseCoopers LLP